AZ

Proposal 1 passed on March 18, 2002.
Proposal 2 has passed.

Final Proxy Results - ML Arizona Municipal Bond Fund
1st Meeting Date: March 18, 2002
2nd Meeting Date: May 10, 2002
3rd Meeting Date: May 31, 2002
4th Meeting Date: July 12, 2002

Record Date: January 22, 2002
As of: July 12, 2002

	Shares Needed to Pass	Outstanding Shares	Votes Needed Two-Thirds of Outstanding Shares	For	Against	Abstain	Total Units Voted
All Classes
Proposal 2
2) Merger of ML Arizona Municipal Bond Fund	-113,395	5,163,162	3,442,108	3,555,503	479,190	293,942	4,328,635
into ML Municipal Bond Fund-National Portfolio

Class B
Proposal 2
2) Merger of ML Arizona Municipal Bond Fund	-18,513	2,780,258	1,853,505	1,872,018	180,632	159,735	2,212,385
into ML Municipal Bond Fund-National Portfolio

Class C
Proposal 2
2) Merger of ML Arizona Municipal Bond Fund	-2,862	198,235	132,157	135,019	37,986	15,485	188,490
into ML Municipal Bond Fund-National Portfolio

Class D
Proposal 2
2) Merger of ML Arizona Municipal Bond Fund	-15,574	1,099,009	732,673	748,247	104,183	74,356	926,786
into ML Municipal Bond Fund-National Portfolio

Voting Requirements:
The Quorum for the State Fund shareholders consists of one-third of the shares of the State Fund and one-third of the shares of each of Class B, Class C, and Class D entitled to vote at the Meeting.

The approval of the Proposal 1 requires the affirmative vote of a majority of the shares represented at the meeting.

The approval of Proposal 2 requires the affirmative vote of the State Fund shareholders, voting together as a single class, representing two-thirds of the outstanding shares entitled to be cast thereon and the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/24/2002
By Jeff Lada